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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE
---------------------
April 2, 2001


                          Anker Extends Exchange Offer
                          ----------------------------

         Morgantown, WV - Anker Coal Group, Inc. (the "Company") announced today that it has extended the expiration of the Company's announced offer to exchange up to 38,006 shares of its Class E Convertible Preferred Stock for up to $38,006,000 in aggregate principal amount of its outstanding 14.25% Series B Second Priority Senior Secured Notes due 2007 (PIK through April 1, 2000) (the "Notes") until 12:00 midnight, New York City time, on Friday, April 6, 2001, unless further extended. The exchange offer had been scheduled to expire at midnight, New York City time, on March 30, 2001.

         The expiration of the exchange offer is being extended for two reasons. First, the condition to consummation of the exchange offer that at least $34.2 million in aggregate principal amount of our Notes be validly tendered and not withdrawn has not been met. As of March 30, 2001, an aggregate principal amount of $26.8 million of notes had been tendered and not withdrawn. Second, negotiations with the holders of the Company's outstanding preferred stock are continuing. Accordingly, the condition that the Company receive the consent of its common and preferred stockholders to amend the Company's certificate of incorporation and certain provisions of the existing preferred stock to conform in all material respects to the "Description of Capital Stock" included in the Offer to Exchange has not been met. The Company cannot give any assurance that it will successfully complete these negotiations and satisfy this condition to the closing of the exchange offer.

         The Company also announced that because the exchange offer and related transactions have not been completed, the Company is not permitted under the terms of its credit agreement to make the interest payment due on the Notes on April 1, 2001. Under the terms of the indenture governing the Notes, the Company has a 30-day grace period in which to pay the interest due on the Notes.

         This release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those described or implied herein as a result of various factors, many of which are beyond the Company's control.

         Anker Coal Group, Inc. and its subsidiaries produce and sell coal used principally for electric generation and steel production in the eastern United States.

         For more information, please contact Bruce Sparks of Anker Coal Group, Inc. at (304) 594-1616.

         This announcement is not an offer to exchange nor a solicitation of an offer to exchange. The offer is made only by an Offer to Exchange dated February 23, 2001 and the related Letter of Transmittal.